UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TechTarget, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TechTarget, Inc.

275 GROVE STREET

NEWTON, MA 02466

April 23, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of TechTarget, Inc., which will be held at 2:00 p.m., local time, on Friday, June 20, 2014, at our corporate headquarters at 275 Grove Street, Newton, MA 02466.

This year, we are pleased to again be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our annual report on Form 10-K. The Notice will contain instructions on how to access those documents and vote online. The Notice will also contain instructions on how each stockholder can receive a paper copy of our proxy materials, including this Proxy Statement, our annual report on Form 10-K and form of proxy. Using this distribution process conserves natural resources and reduces the costs of printing and distributing our proxy materials.

We hope you will be able to attend and participate in the Annual Meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. As a stockholder of record, you may vote your shares by telephone, over the Internet or by proxy card.

On behalf of your Board of Directors, I would like to thank you for your continued support and interest in TechTarget, Inc.

Sincerely,

/s/ GREG STRAKOSCH

Greg Strakosch
Chief Executive Officer

TechTarget, Inc.

275 GROVE STREET

NEWTON, MA 02466

Annual Meeting of Stockholders

to be held on June 20, 2014 at 2:00 p.m.

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the board of directors of TechTarget, Inc., also referred to in this Proxy Statement as the “Company,” “TechTarget,” “we” or “us,” of proxies to be voted at our 2014 Annual Meeting of Stockholders, or the “Annual Meeting”, to be held on Friday, June 20, 2014 at our corporate headquarters at 275 Grove Street, Newton, MA 02466 at 2:00 p.m., Eastern Time, and at any adjournment or adjournments thereof. Stockholders of record of our common stock, $0.001 par value per share, as of the close of business on April 23, 2014 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof. As of that date, there were 32,693,094 shares of our common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote on any matter presented at the Annual Meeting. Directions to the Company’s corporate headquarters are available at: http://www.techtarget.com/html/ab_directions.htm#newton.

If proxies in the accompanying form are properly executed and returned, the shares of common stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of common stock represented by the proxies will be voted: (i) FOR the election of directors (Agenda Item No. 1), and (ii) FOR the ratification of BDO USA, LLP as our independent registered public accounting firm (Agenda Item No. 2), and (iii) FOR approval of the compensation of our named executive officers (Agenda Item No. 3); and (iv) in the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Annual Meeting or any adjournment or adjournments thereof. Any stockholder who has submitted a proxy may revoke it at any time before it is voted by written notice addressed to and received by our Corporate Secretary, by submitting a duly executed proxy bearing a later date, by voting again over the telephone or the Internet prior to 1:00 a.m., Eastern Time on June 20, 2014, or by electing to vote in person at the Annual Meeting. The mere presence at the Annual Meeting of the person appointing a proxy does not, however, revoke the appointment.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be Held on June 20, 2014:

This Proxy Statement and the 2013 annual report to Stockholders are available for viewing, printing and downloading at www.edocumentview.com/TTGT

A copy of our annual report on Form 10-K (including the financial statements and schedules) for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to: TechTarget, Inc., 275 Grove Street, Newton, MA 02466 Attention: Corporate Secretary, or by Telephone: (888) 274-4111. This Proxy Statement and our annual report on Form 10-K for the fiscal year ended December 31, 2013 are also available through our website at www.techtarget.com.

Voting Procedures

Q:	What shares owned by me may be voted?

A:	You may only vote the shares of our common stock owned by you as of the close of business on April 23, 2014, which is the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. These shares include the following:

•	shares of common stock held directly in your name as the stockholder of record; and

•	shares of common stock held for you, as the beneficial owner, through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy to the persons specified on the form of proxy card or to vote in person at the Annual Meeting. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the card, but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Alternatively, you may vote through the Internet or by telephone as indicated on the website and the proxy card.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials are being supplied to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote. You are also invited to attend the Annual Meeting, but since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you receive a proxy from your broker or nominee. Your broker or nominee should have supplied a voting instruction card for you to use. If you wish to attend the Annual Meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to the broker or nominee so that you receive a legal proxy to present at the Annual Meeting.

Q:	How may I vote my shares at the Annual Meeting?

A:	You may vote shares held directly in your name as the stockholder of record in person at the Annual Meeting. If you choose to vote in person at the Annual Meeting, please bring the proxy card and proof of identification with you to the Annual Meeting. You may vote shares that you beneficially own if you receive and present at the Annual Meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How may I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or as the beneficial owner in street name, you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail.

Shares of common stock that are represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting according to the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted FOR approval of the proposals listed on the proxy card. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Our board of directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting, including a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

If you are a beneficial owner of common stock, please refer to the voting instruction card included by your broker or nominee for applicable voting procedures.

Q:	How may I revoke a proxy or an Internet or telephone vote?

A:	A proxy may be revoked by executing a later-dated proxy card, by voting again over the telephone or the Internet prior to 1:00 a.m., Eastern Time on June 20, 2014, by attending the Annual Meeting and voting in person, or by giving written notice revoking the proxy to our Corporate Secretary before it is exercised. Attendance at the Annual Meeting will not automatically revoke a stockholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to TechTarget, Inc., 275 Grove Street, Newton, MA 02466, Attention: Corporate Secretary. If you own your shares in street name your bank or brokerage firm should provide you with appropriate instructions for changing your vote.

Q:	What is the quorum required for the Annual Meeting?

A:	Holders of record of the common stock on April 23, 2014 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. As of the record date, 32,693,094 shares of common stock were outstanding. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of our common stock represented in person or by proxy, will be counted for the purpose of determining whether a quorum exists.

Q:	How are votes counted?

A:	Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of directors, for each share held by such stockholder as of the record date. Votes cast in person at the Annual Meeting or by proxy, Internet vote or telephone vote will be tabulated by the inspector of election appointed for the Annual Meeting, who will determine whether a quorum is present.

Q:	What vote is required to ratify the election of directors (Agenda Item No. 1)?

A:	Individual director nominees are elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting and entitled to vote generally on the election of directors. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast for or withheld with respect to the nominee. Broker non-votes (described below) will have no effect on the outcome of this proposal. Abstentions will be counted as a vote against for purposes of determining whether the proposal is approved.

If you hold shares through a broker, bank or other representative, generally the broker, bank or representative may under certain circumstances vote your shares if you do not return your proxy. Brokerage firms have discretionary authority to vote customers’ unvoted shares on routine matters. If you do not return a proxy to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted. Your brokerage firm cannot vote your shares on any matter that is not considered routine. If your representative cannot vote your shares on a particular matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter. Agenda Item No. 1, electing the nominees to the board of directors, is not considered a routine matter for this meeting.

Q:	What vote is required to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm (Agenda Item No. 2)?

A:	The appointment of BDO USA, LLP as our independent registered public accounting firm will be ratified if we receive the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting and entitled to vote generally. Broker non-votes will have no effect on the outcome of this proposal. Abstentions will be counted as a vote against for purposes of determining whether the proposal is approved. Agenda Item No. 2, ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal 2014, is a routine matter for this meeting.

Q.	What vote is required to approve of the advisory vote on executive compensation (“Say-on-Pay”) (Agenda Item No. 3)?

A.	The affirmative vote of the holders of a majority of the votes cast will be required for approval of the advisory vote on executive compensation. Abstentions and broker non-votes will not be counted as votes in favor of, or with respect to, these proposals and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. Brokers do not have discretionary voting with respect Agenda Item No. 3.

Q:	What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or voting instruction card?

A:	This means your shares are registered differently or are in more than one account. Please provide voting instructions for all of your shares.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and file a current report on Form 8-K within four business days after the Annual Meeting.

Q:	Is my vote confidential?

A:	Proxy cards, ballots and voting tabulations that identify individual stockholders are submitted, mailed or returned to us and handled in a manner intended to protect your voting privacy. Your vote will not be disclosed except: (1) as needed to permit us to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances, such as a proxy contest in opposition to the director candidate nominated by our board of directors. In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Annual report to Stockholders

A copy of our annual report on Form 10-K for the year ended December 31, 2013, which contains our financial statements, has been filed with the Securities and Exchange Commission, or the SEC, and forms a part of the 2013 annual report to stockholders. Stockholders separately may obtain, free of charge, a copy of the 2013 Form 10-K, without exhibits, by writing to TechTarget, Inc., 275 Grove Street, Newton, MA 02466, Attention: Corporate Secretary. The annual report on Form 10-K is also available through our website at www.techtarget.com. The annual report to stockholders and the 2013 Form 10-K are not proxy soliciting materials.

AGENDA ITEM 1:

ELECTION OF CLASS I DIRECTORS

Nominees for Election as Director

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. At the Annual Meeting, the Class I Directors will stand for election. Our board of directors is currently authorized to have, and we currently have, five members.

Our board of directors has nominated Jay C. Hoag and Roger M. Marino as nominees for election as the Class I Directors each for a three-year term, until the 2017 annual meeting of stockholders or until their respective successors are elected and qualified. Each nominee is currently serving as a director.

The nominees have each indicated that he is willing and able to serve as director if elected. If a nominee should become unable or unwilling to serve, the proxies intend to vote for the replacement selected by the nominating and corporate governance committee of our board of directors. None of our directors are related to any other director or to any of our executive officers.

The following sets forth our directors and executive officers and their respective ages and positions as of March 31, 2014.

Information About the Nominees

Name	Age	Position
Jay Hoag(1)(2)(4)	55	Director
Roger M. Marino(3)(5)	75	Director

(1)	Member and Chair of the Nominating and Corporate Governance Committee.
(2)	Member and Chair of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Lead Independent Director.
(5)	Member of Audit Committee.

Jay C. Hoag has served as one of the Company’s directors since May 2004. Since June 1995, Mr. Hoag has served as a founding General Partner at Technology Crossover Ventures, a private equity and venture capital firm. Mr. Hoag serves on the board of directors of Netflix, Inc., Electronic Arts, Inc. and Zillow, Inc. Previously Mr. Hoag served on the boards of directors of TheStreet.com, eHarmony and R.J. O’Brien. Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University. As a venture capital investor, Mr. Hoag brings strategic insights and financial experience to the board of directors. He has evaluated, invested in and served as a board member on numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the board with unique perspectives on matters such as risk management, corporate governance, talent selection and management.

Roger M. Marino has served as a director since 2000. Mr. Marino is an active private investor in numerous technology start-up companies. In 2001 Mr. Marino founded Revere Pictures, a film production company. Prior to founding Revere Pictures, Mr. Marino co-founded EMC Corporation and retired as its president in 1992. Mr. Marino holds a B.S. from Northeastern University and is a member (Emeritus) of Northeastern’s Board of Trustees. Mr. Marino’s extraordinary experience as an entrepreneur who co-founded and then served in various executive positions in a market-leading technology company provides the Company with both executive and sales experience from the perspective of the market in which all of our customers operate.

Our board of directors unanimously recommends a vote FOR the election of the nominees to serve as directors.

Information about Continuing Directors

Leonard P. Forman(1)(2)(3)	68	Director
Gregory Strakosch (4)	51	Director
Robert D. Burke (2)(5)	59	Director

(1)	Member and Chair of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Chief Executive Officer; Chairman.
(5)	Member of the Audit Committee.

Leonard P. Forman has served as a director since December of 2006. Mr. Forman served as the Chief Financial Officer and Executive Vice President of the New York Times Company from 2001 to 2006. Mr. Forman had been president and chief executive officer of The New York Times Company Magazine Group prior to its sale in April 2001. Previously, he served The New York Times Company as senior vice president of corporate development, new ventures and electronic businesses. Mr. Forman also serves on the board of directors of Wolters Kluwer, N.V. Mr. Forman holds a B.A. from Queens College, City University of New York and completed his PhD in economics from New York University. The Company believes that Mr. Forman’s financial, strategic and operational experience and acumen in the online services, print media and advertising businesses bring valuable strategic and industry-specific insight to the board, and add to the board’s understanding of the risks and opportunities associated with our online media business.

Greg Strakosch has served as our Chief Executive Officer and a director since our incorporation in September of 1999 and our chairman since 2007. Prior to co-founding TechTarget, Mr. Strakosch was the President of the Technology Division of UCG, a business-to-business information provider. Mr. Strakosch joined UCG in 1992 when the company acquired Reliability Ratings, an IT publishing company that he founded in 1989. Before Reliability Ratings, Mr. Strakosch spent six years at EMC Corporation, a provider of enterprise information storage systems. Mr. Strakosch holds a B.A. from Boston College. As one of the Company’s two co-founders and our Chief Executive Officer, Mr. Strakosch is uniquely positioned to lead our management team and provide essential insight and guidance to the board of directors from an inside perspective, along with experience and comprehensive knowledge of the IT advertising business.

Robert D. Burke has served as a director since November 2012. Mr. Burke has over 35 years of experience in the technology industry with both private and public companies. Mr. Burke was most recently the Chief Executive Officer of Art Technology Group (ATG) from 2002 to 2011. Before ATG, Mr. Burke was CEO of Quidnunc from 2000 to 2002 and President of ePresence Solutions (formerly Banyan Systems) from 1997 to 2000. Mr. Burke started his career as an operating systems specialist at Digital Equipment Corporation and held a wide variety of roles in hardware & software infrastructure, software applications, consulting and systems integration. Mr. Burke has a B.S. in Physics from Eastern Michigan University. Mr. Burke is also a board member for Sitecore Corporation A/S, a leading web content management and marketing solution provider headquartered in Denmark. The Company believes that Mr. Burke’s extensive experience as a CEO and president of technology driven companies that are similar to the Company’s target customers brings valuable strategic and industry-specific insight to the board and can assist the Company as it implements its sales and marketing strategies.

Board Leadership Structure

Our Chief Executive Officer also serves as our Chairman of our board of directors. The board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the company and, in some cases, our industry, while the Chief Executive Officer brings company-specific experience and expertise. The board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates the flow of information between management and the board, which are critical for effective governance. Given the relative size of our Company and our board, and the proximity of the Chairman and Chief Executive Officer to the day to day operations of the Company, the Chairman and Chief Executive Officer is particularly well positioned to gather and convey such information to the board. One of the key responsibilities of the board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

To strengthen independent oversight, the board has adopted a number of governance practices, including:

•	a clearly defined lead independent director role (as detailed below); and

•	executive sessions of the independent directors after every board meeting.

However, the board recognizes that no single leadership model is right for all companies and at all times. The board recognizes that depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate. Accordingly, the board periodically reviews its leadership structure.

Lead Independent Director

Jay C. Hoag, an independent director who serves as Chair of both the compensation and nominating and corporate governance committees, was selected by the board in May 2007 to serve as the Lead Independent Director. The Lead Independent Director has the responsibility of presiding at all executive sessions of the board, consulting with the Chairman and Chief Executive Officer on board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficacy of the board meetings, and facilitating teamwork and communication between the non-management directors and management, as well as any additional ancillary responsibilities.

Information About Other Executive Officers

Set forth below are the name, age and position of each other executive officer of the Company as of March 31, 2014.

Name	Age	Principal Occupation/Position Held With the Company
Michael Cotoia	42	Chief Operating Officer
Kevin Beam	50	President
Don Hawk Janice Kelliher	42 51	Executive Director, Product Innovation Chief Financial Officer, Treasurer

Michael Cotoia has been employed by us since 2002, serving as our Chief Operating Officer since January 2012 and prior to that, holding the positions of executive vice president, senior vice president, and vice president and publisher from 2002 to December 2011. Prior to joining TechTarget, Mr. Cotoia was Director of Sales at SANZ, a national storage integrator, and he also held positions at EMC and Deloitte & Touche. Mr. Cotoia holds a B.S. degree from Babson College and is a Certified Public Accountant.

Kevin Beam has been employed by us since 2000, serving as our President since January 2012, and prior to that, as one of our executive vice presidents since July 2004, and as one of our vice presidents from March 2000 until July 2004. Prior to joining TechTarget, Mr. Beam was a Vice President in the Technology Division of UCG from 1992 to 2000. Prior to joining UCG, Mr. Beam served as Vice President at Reliability Ratings, an IT publishing company, from 1989 to 1992. Before Reliability Ratings, Mr. Beam spent five years in sales and sales management positions at EMC Corporation. Mr. Beam holds a B.A. from Boston College.

Don Hawk has served as our Executive Director, Product Innovation, since January 2012; and prior to that Mr. Hawk was our President from our incorporation in September of 1999. Prior to co-founding TechTarget, Mr. Hawk was a Director of New Media Products for the Technology Division of UCG from 1997 to 1999. Prior to joining UCG, Mr. Hawk was the director of electronic business development for Telecommunications Reports International, a telecommunications publishing company. Mr. Hawk holds a B.A. and an M.A. from George Washington University.

Janice Kelliher has served as our Chief Financial Officer, Treasurer since March 2012. Ms. Kelliher joined the Company in January 2012 as Vice President, Finance. Prior to joining TechTarget, Ms. Kelliher served as a CFO Consultant for TechCFO, LLC, a consulting firm that provides financial, operational and executive services to technology, multi-media and software companies. Prior to joining TechCFO, Ms. Kelliher served as Director of Accounting Management Solutions, Inc., a provider of outsourced financial and accounting services to corporate clients from 2006 to 2009. She also held positions at The Harder Group and Deloitte & Touche. Ms. Kelliher is a certified public accountant and holds a B.S. in Accountancy from Bentley University.

INFORMATION ABOUT CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. This section describes the key corporate governance guidelines and practices that we have adopted. The charters governing the audit committee, the compensation committee, and the nominating and corporate governance committee, the code of business conduct and ethics, as well as our corporate governance guidelines, are posted on the corporate governance page of our website at www.techtarget.com. You may also obtain a copy of any of these documents without charge by writing to TechTarget, Inc., 275 Grove Street, Newton, MA 02466, Attention: Corporate Secretary.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve our best interests and those of our stockholders. These guidelines, which provide a framework for the conduct of our board of directors’ business, provide that:

•	our business and affairs are managed by, or under the direction of, our board of directors, acting on behalf of the stockholders. Our board of directors has delegated to our officers the authority and responsibility for managing the Company’s everyday affairs. Our board of directors has an oversight role and is not expected to perform or duplicate the tasks of our Chief Executive Officer or senior management;

•	a majority of the members of our board of directors shall meet the independence standards of the Marketplace Rules of the NASDAQ Stock Market, Inc.; and

•	the independent members of our board of directors regularly meet in executive session.

The Board’s Role in Risk Oversight

The board of directors is primarily responsible for oversight of the Company’s risk management. As such, it regularly reviews issues that present particular risks to the Company, including those involving competition, customer demands, economic conditions, planning, strategy, finance, sales and marketing, products, information technology, facilities and operations, legal and regulatory compliance issues. Additionally, the board relies on the audit committee to be responsible for oversight of issues related to risks and exposures related to financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters. The board believes that this approach provides appropriate checks and balances against undue risk taking.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Burke, Forman, Hoag or Marino, who comprise our audit, compensation and nominating and corporate governance committees, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined by NASDAQ’s rules.

Board Meetings and Attendance

Our board of directors held 7 meetings in 2013. During 2013, each director attended at least 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings held by each committee of our board of directors on which such director served during the period for which such director served.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that directors are encouraged to attend our Annual Stockholders Meeting. In 2013, all of our directors participated in the Annual Meeting either in person or by telephone.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a separate charter adopted by our board of directors. Current copies of each committee’s charter are posted on the corporate governance page of our website at www.techtarget.com. Our board of directors has determined that all of the members of each of our board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Audit Committee. In 2013, our audit committee was comprised of Leonard P. Forman, the chair of the committee, Roger M. Marino and Robert D. Burke. Our board of directors has determined that Mr. Forman, who is an independent director, is an “audit committee financial expert” as defined in applicable SEC rules. The audit committee’s responsibilities include but are not limited to:

•	reviewing and assessing the adequacy of the audit committee charter;

•	evaluating its own performance and reporting the results of such evaluation to our board of directors;

•	appointing, retaining, terminating and approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	assessing and evaluating the work of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm; reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	meeting independently with our independent registered public accounting firm;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns;

•	coordinating the oversight and reviewing the adequacy of our internal controls over financial reporting;

•	making regular reports to our board of directors; and

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Our audit committee met 5 times in 2013.

Compensation Committee. In 2013, our compensation committee was comprised of Jay C. Hoag, the chair of the committee, Leonard P. Forman and Robert D. Burke. The compensation committee’s responsibilities include but are not limited to:

•	reviewing and assessing the adequacy of the compensation committee charter;

•	evaluating its own performance and reporting the results of such evaluation to our board of directors;

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers and those members of management that report directly to our Chief Executive Officer;

•	reviewing and discussing with management our executive compensation disclosure included in reports and registration statements filed with the SEC and producing required reports;

•	establishing and reviewing our overall management compensation philosophy and policy;

•	overseeing our compensation, welfare, benefit and pension plans and similar plans;

•	overseeing the evaluation of management;

•	developing a Chief Executive Officer succession plan for consideration by the board and reporting on such plan to the board;

•	making regular reports to our board of directors; and

•	reviewing and making recommendations to the board with respect to director compensation, with guidance from our nominating and corporate governance committee.

Our compensation committee met 3 times in 2013. The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the headings “Executive Compensation” and “Director Compensation”.

Nominating and Corporate Governance Committee. In 2013, our nominating and corporate governance committee was comprised of Jay C. Hoag, the chair of the committee, Leonard P. Forman and Roger M. Marino. The nominating and corporate governance committee’s responsibilities include but are not limited to:

•	reviewing and assessing the adequacy of the nominating and corporate governance committee charter; evaluating its own performance and reporting the results of such evaluation to our board of directors;

•	developing and recommending to the board criteria for board and committee membership and providing guidance to the compensation committee regarding director compensation;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	reviewing our disclosures concerning our policies and procedures for identifying and reviewing board nominee candidates;

•	conducting an appropriate review and approval of all related-party transactions for potential conflict of interest situations on an ongoing basis;

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines;

•	making regular reports to our board of directors; and

•	overseeing the evaluation of the board.

Our nominating and corporate governance committee met 2 times in 2013. The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process”.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes meetings from time to time to evaluate biographical information and background material relating to potential candidates, interviews of selected candidates by members of the committee and our board of directors and recommending prospective candidates for the board’s consideration and review of the prospective candidate qualifications with the Board.

In identifying prospective director candidates, the nominating and corporate governance committee may consider all facts and circumstances that it deems appropriate or advisable, including among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of our board of directors. Assessment includes consideration of the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, and experience. The committee does not assign specific weights to particular criteria, although it does consider the following minimum qualifications:

•	Directors must be of the highest ethical character and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics;

•	Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	Directors must have the ability to exercise sound business judgment; and

•	Directors must have substantial business or professional experience and be able to offer meaningful advice and guidance to the Company’s management based on that experience.

Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

In addition to the foregoing factors, the nominating and corporate governance committee also considers diversity in its evaluation of candidates for board membership. The board believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. The nominating and corporate governance committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with the composition of the board as a whole.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to nominating and corporate governance committee, c/o Chairman of the Board of Directors, TechTarget, Inc., 275 Grove Street, Newton, MA 02466. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Company’s proxy card for the next annual meeting assuming the nominee consents to such inclusion.

Communications with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the board of directors is primarily responsible for monitoring and responding to communications from stockholders and other interested parties and for providing copies to our board of directors or to the individual director so designated on a periodic basis, as he considers appropriate.

Unless any communication is marked confidential and is addressed to a particular board member, the Chairman of the board of directors, prior to forwarding any correspondence, will review such correspondence and, in his discretion, will not forward items if they are deemed to be of a commercial, irrelevant or frivolous nature or otherwise inappropriate for consideration by our board of directors.

Interested parties may send written communications to our board of directors at the following address: TechTarget, Inc., 275 Grove Street, Newton, MA 02466; Attention: Board of Directors.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted the code of business conduct and ethics on our website, which is located at www.techtarget.com. In addition, we intend to disclose on our website all disclosures that are required by law or NASDAQ Global Market listing standards concerning any amendments to, or waivers from, any provision of the code of business conduct and ethics.

DIRECTOR COMPENSATION

Directors who are also employees will continue to receive no compensation for their service as a director. However, since January 1, 2007, all non-employee directors:

•	have been paid a base annual retainer of $20,000;

•	have been paid a fee of $1,500 for attendance at each board meeting and were reimbursed for any actual out-of-pocket expenses incurred in attending any such meeting;

•	have been paid a fee of $1,000 for attendance at each committee meeting and were reimbursed for actual out-of-pocket expenses incurred in attending any such meeting; and

•	received an annual grant of options to purchase, at the fair market value at the time of issuance, 2,500 shares of our common stock, which options will be immediately exercisable.

In addition, each non-employee director is paid, on an annual basis, the following amounts for service as follows: each member of the audit committee: $5,000; each member of the compensation committee: $2,500; and each member of the nominating and corporate governance committee: $2,500. Also, each committee chairperson will receive the following additional annual cash payments: chairperson of the audit committee: $10,000; chairperson of the compensation committee: $5,000; and chairperson of the nominating and corporate governance committee: $5,000.

In lieu of receiving cash payments for their service on our board of directors or our board committees, in 2013 all cash fees were paid in equity under our 2007 Stock Option and Incentive Plan.

In the event that we add additional non-employee directors to our board, we will determine the amount of equity compensation, if any, based on the available benchmarking data for directors of comparable companies as well as other relevant factors, such as that person’s experience in our industry, unique skills and knowledge, and the extent to which we expect that person will serve on and/or chair any committees.

Fiscal 2013 Director Compensation

The following table details the compensation earned during 2013 by our non-employee directors.

Name	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Leonard P. Forman	59,000	9,716	68,716
Jay C. Hoag	45,000	9,716	54,716
Robert D. Burke	44,500	9,716	54,216
Roger M. Marino	40,000	9,716	49,716

(1)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of the stock awards granted to each director during 2013, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the assumptions used to calculate the fair value of the equity awards granted, see Note 10 to our 2013 audited financial statements in our annual report filed on Form 10-K.
(2)	The amounts in the “Options Awards” column reflect the aggregate grant date fair value of the option awards granted to each director during 2013, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. We use the Black-Scholes option pricing model to determine the fair value of option awards. For the assumptions used to calculate the fair value of the option awards granted, see Note 10 to our 2013 audited financial statements in our annual report filed on Form 10-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Compensation Philosophy

The primary objectives of our compensation committee and our board of directors with respect to executive compensation are to attract, retain and motivate executives who make important contributions to the achievement of our business goals, and to align the incentives of our executives with the creation of long-term value for our stockholders. The compensation committee implements and maintains compensation plans in order to enhance the likelihood that we may achieve these objectives. Our executive compensation program is designed to attract and retain those individuals with the skills necessary for us to achieve our long-term business plan, to motivate and reward individuals who perform at or above the levels that we expect, and to link a portion of each executive officer’s compensation to the achievement of our business objectives. It is also designed to reinforce a sense of ownership, urgency and overall entrepreneurial spirit. Further, our executive compensation program is designed in a manner that we believe aligns the interests of our executive officers with those of our stockholders by providing a portion of our executive officers’ compensation through equity-based awards.

Compensation Committee

Our current executive compensation policies and objectives were developed and implemented by our compensation committee, which as detailed above, in December 2013, consisted of three independent directors. One of the roles of the compensation committee under its charter is to review and approve compensation decisions relating to our executive officers. Our compensation committee reviews and approves the compensation of our Chief Executive Officer, Mr. Strakosch, and, with input from our Chief Executive Officer, the compensation of our other executive officers. Mr. Strakosch plays no role in determining his own salary, bonus or equity compensation.

Our compensation committee intends to continue to perform, at least annually, a review of our executive compensation program to assess whether such program provides adequate incentives and motivation to our executive officers, and whether it adequately compensates our executive officers relative to comparable executive officers employed by other private and public companies with which we believe we compete for executives. In addition to addressing cash compensation matters for our executive officers, our compensation committee reviews stock option and other equity grants to executive officers, as well as bonus plans, stock option and other equity grants to employees who are not executive officers.

Elements of Executive Compensation

Executive compensation consists of the following elements:

•	base salary;

•	annual performance bonus;

•	equity incentive compensation; and

•	employee benefit plans.

We view these elements of compensation as related but distinct. Although our compensation committee reviews total compensation, we generally do not believe that significant compensation derived from one element of compensation should necessarily negate or reduce compensation from other elements. We assess the appropriate level for each compensation component based, in part, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal fairness and consistency, and other considerations we deem relevant, such as the executives’ equity ownership position. We believe that stock option and other equity awards are an important motivator in attracting and retaining employees in addition to salary and cash bonus awards. For

2013, the overall mix of executive compensation continued to include a balance of these components, taking into consideration existing cash and long-term rewards. With respect to the named executive officers who are identified below under the heading “Executive Officer Compensation”, the aggregate amount of annual base salary and target cash performance bonus (together, the “Aggregate Annual Target Cash Compensation”) for 2013 remained unchanged from the Aggregate Annual Target Cash Compensation for 2012.

Base Salary. Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Base salaries for our executives typically have been set in our offer letter to the executive at the outset of employment. None of our executives are currently party to employment agreements that provide for automatic or scheduled increases in base salary. We determine base salary compensation for our executive officers at a level we believe enables us to retain and motivate and, as needed, hire individuals in a competitive environment, so that such executive officers will contribute to our overall business goals. We also take into account the base salary compensation that is payable by companies that we believe to be our competitors and by other comparable private and public companies with which we believe we generally compete for executives. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account an individual’s responsibilities, performance, skills specific to us and industry experience. For 2013, the annual base salary for our named executive officers remained unchanged from the annual base salary for 2012.

Annual Performance Bonus. We designed our executive team bonus plan in a manner we believe will focus and motivate our management on achieving key company financial objectives and to reward our management for achievement of these true measures of operating performance. In December 2012, our board of directors approved the 2013 Executive Incentive Bonus Plan, which we refer to as the 2013 Bonus Plan. The 2013 Bonus Plan provided for an annual cash bonus based on an individual targeted bonus amount for each executive officer. The specific targeted bonus amount for each executive officer (except our Chief Executive Officer) was determined by the compensation committee based on a recommendation by Mr. Strakosch and the various factors noted above. Mr. Strakosch’s targeted bonus amount was determined by the compensation committee based on the various factors noted above but without input from Mr. Strakosch. Each of the executive officers was eligible to earn greater than their targeted bonus amount in the event the applicable financial objectives were exceeded; provided, that, any amount payable in excess of the targeted bonus amounts were to be paid in the form of shares of our common stock. The aggregate amount of the relevant company financial targets in the 2013 Bonus Plan for fiscal 2013 was increased from the actual amounts recorded for fiscal 2012 in connection with the Company’s 2013 budgeting process.

The 2013 Bonus Plan provided for quarterly payments to the named executive officers based on the portion of the annual financial metrics allocated to each quarter under the Plan. The 2013 Bonus Plan provided that such quarterly payments made to the named executive officers, if any, could be recovered by the Company for subsequent quarterly performance (the “claw-back”), and that the named executive officers could receive the payment (or a portion thereof) applicable to a prior quarter for which the applicable metrics were not achieved in the event that the aggregate amount of the metrics, on a cumulative basis, were achieved over multiple quarters. With respect to the claw-back, the 2013 Bonus Plan provided that at the end of fiscal 2013, if the aggregate amount of quarterly payments resulted in an overpayment (that would not have been made if the payments had been made on a one-time basis at the end of fiscal 2013), the named executive officers were required to repay the Company in the amount of the overpayment. Such repayment was to be made over a six-month period in the form of offsets to other compensation payments owed to the named executive officer; provided, that in the event that the employment of a named executive officer terminated for any reason, then the full amount of any overpayment amount then due and owing to the Company would become immediately due and payable.

The 2013 Bonus Plan also provided that no quarterly payment could exceed twenty-five percent of the applicable named executive officer’s targeted bonus amount and that any payments in excess of such targeted bonus amount would only be paid in the event that the annual financial metrics were exceeded. The 2013 Bonus Plan provided for two distinct financial metrics for each quarter and for the fiscal year. All other material terms of the Plan remained the same as the 2012 Executive Incentive Bonus Plan, and these terms were consistent with the terms of annual performance bonus plans that have been in place for our executive officers since 2002.

Historically, and in connection with the 2013 Bonus Plan, our financial targets for bonuses were established in conjunction with our annual performance and compensation review process that is part of our annual budgeting process. From 2002 to 2010, our compensation committee used Adjusted EBITDA, defined as earnings before net interest, income taxes, depreciation, and amortization, as further adjusted for stock-based compensation, as the sole target metric for payments under each year’s executive bonus plan. Beginning in 2011, the compensation committee determined that it was appropriate to add a second financial metric, Revenue (as defined by GAAP). Revenue and Adjusted EBITDA were chosen by our compensation committee because, after considering various financial metrics, it concluded that Revenue and Adjusted EBITDA are the appropriate measurements of our performance and achievement of our strategic objectives. Since the compensation committee determined that these two financial metrics are of equal importance, the payments under the 2013 Bonus Plan were allocated such that fifty percent (50%) of each payment was based on achievement of each metric.

In order for any of our executive officers to have been paid the applicable allocation of the quarterly amount under the 2013 Bonus Plan, the minimum threshold of 90% of the Adjusted EBITDA and/or Revenue (as applicable) bonus target for the subject quarter would have had to have been achieved. If the applicable 90% threshold was achieved, then each of our executive officers would have earned 50% of that quarter’s portion of the applicable metric’s allocation (50%) of their targeted bonus amount. Furthermore, each of our executive officers would have earned an additional 5% of that quarter’s portion of that metric’s allocation for their targeted bonus amount for each additional 1% of the Adjusted EBITDA and/or Revenue (as applicable) bonus target achieved over 90% until 100% of the Adjusted EBITDA and/or Revenue bonus target (as applicable) for that quarter, or cumulative quarters, was achieved. In the event that, based on both Adjusted EBITDA and Revenue for the full fiscal year 2013, greater than 100% of the aggregate amount of the named executive officer’s target bonus amount was payable under the 2013 Bonus Plan, then that portion of the bonus that was payable in excess of each executive’s targeted bonus amount would be payable in common stock of the Company.

In 2013, the Company produced Adjusted EBITDA and Revenue, respectively, in the following percentages of the applicable quarterly and annual targets:

Quarter	Adjusted EBITDA	Revenue
Q1	19%	89%
Q2	37%	79%
Q3	53%	82%
Q4	34%	73%
2013	38%	80%

This resulted in no payouts to our executive officers of quarterly bonuses; therefore, each named executive officer was, over the course of 2013, paid an aggregate amount equal to 0% of their respective target cash bonus amount. In the five fiscal years prior to 2013, on an annual basis, we paid out to our named executive officers the following percentages of their targeted annual bonus amounts: 237%, 50%, 112%, 86%, and 20%, respectively. All bonus amounts earned are accounted for in accordance with GAAP throughout the applicable fiscal year.

The table below shows, for each named executive officer, the target annual incentive bonus and actual bonus amounts paid for 2013.

Target Annual Incentive Bonus and Actual Bonus

Name and Position	Bonus Target ($)	Bonus Earned ($)
Greg Strakosch, Chairman and Chief Executive Officer	145,000	0
Janice Kelliher, Chief Financial Officer, Treasurer	50,000	0
Kevin Beam, President	110,000	0
Michael Cotoia, Chief Operating Officer	110,000	0
Don Hawk, Executive Director	70,000	0

Equity Incentive Compensation. We intend to continue, as we have in the past, to utilize equity awards in the form of stock options and, more recently, restricted stock units or RSUs, in each case to attract, motivate and retain employees. We believe that stock options, RSUs and other equity awards are an important component of an executive’s overall compensation package, and that this equity element can be effective in rewarding long-term performance of our executives. We believe that this compensation philosophy, in turn, may contribute to long-term value for our stockholders. All of our executive officers and a majority of our key employees have received stock option grants and/or RSU grants under our 1999 Stock Option Plan and/or our 2007 Stock Option Plan. We believe the vesting feature of our equity grants increases executive retention by providing an incentive to remain in our employ during the vesting period. In determining the grants of equity awards, our compensation committee considers the external data described in the “Benchmarking of Compensation and Equity” section below, as well as the recommendations of our Chief Executive Officer. Additionally, other factors considered in this determination include the comparative share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance and the amount and status of equity previously awarded to the executive.

To date, we have typically made an initial equity award to new executives in connection with the start of their employment; we also typically make one annual performance grant of equity per year to certain key employees and executives. Grants of equity awards to executives are all approved by our board of directors or our compensation committee. Stock options are granted based on the fair market value of our common stock on the date of grant. To date, in most cases, the stock options we have granted to our executives have vested as to 25% of such awards at the end of the first year following the grant and in equal quarterly installments over the succeeding three years.

2013 Equity Grants. In 2013, restricted common stock grants were made by the Company to the following named executive officers: Ms. Kelliher: 20,000, and Mr. Hawk: 100,000.

Employee Benefit Plans. Our employees, including our executive officers, are entitled to various employee benefits. These benefits include: medical and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and a 401(k) plan. Under our 401(k) plan, we may provide a discretionary matching contribution to all employees after they meet all eligibility requirements. Currently, we match fifty cents of each dollar of compensation contributed by the participant up to a maximum of $2,000 per year. The employer contributions vest over a four-year period commencing on the employee’s hire date.

Shareholder Advisory Vote on Executive Compensation. At our 2011 Annual Meeting of Stockholders, we held our first stockholder advisory vote on the compensation of our named executive officers, or say-on-pay, as well as our first stockholder advisory vote on the frequency of future say-on-pay shareholder votes, each as required by Section 14A of the Exchange Act. The majority (77%) of the stockholder votes cast on the frequency of future say-on-pay advisory votes was in support of a say-on-pay vote every three years. The compensation committee considered this stockholder vote, and it approved holding stockholder advisory votes on our executive compensation program every three years, consistent with the outcome of the stockholder vote on the frequency of such votes at the 2011 Annual Meeting of Stockholders. Consequently, the next stockholder advisory vote on our executive compensation program will take place at this 2014 Annual Meeting of Stockholders.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee or board of directors may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Benchmarking of Compensation and Equity

Our compensation committee believes that using a benchmark to measure the performance of our executive officers may not always be appropriate, but also believes that it can be a meaningful factor in determining cash and equity compensation. Determining the appropriate compensation for each of our executive officers involves various objective and subjective compensation principles. Therefore, our compensation committee, when assessing our compensation plans, both by component and in the aggregate, reviews the following information and data. With regard to our Chief Executive Officer, and chief financial officer, given that we believe the role and responsibilities for those positions are generally consistent from company to company, we review the compensation of those titled positions as detailed in public company filings and certain private company data for companies with similar financial and operational characteristics. Those characteristics include market capitalization (where applicable), revenue, profitability, headcount, industry and geography. Additionally, for the other three members of our executive management team, whose positions are more distinct and may not be as readily benchmarked by title, we attempt to find analogous positions in other public and private companies in our industry with similar financial and operational characteristics by function and responsibilities. Following this review, our compensation committee considers additional individual factors that contribute to the executive’s value to our company, such as length of service and specific skills that make an executive officer uniquely key to our success. For 2013, the compensation committee, with the benefit of comparable data reports prepared for the committee by the Senior Vice-President for Human Resources and the General Counsel of the Company (neither of whom are named executive officers), considered the compensation of the executives of the following set of peer companies: WebMD, QuinnStreet, DemandMedia, Dice Holdings, BankRate, The Knot, TheStreet.com and TripAdvisor. This group of peer companies was determined to have been appropriate by the compensation committee members. Based on the committee’s review of the compensation data available on the executives in this peer group, the compensation committee determined that the Aggregate Annual Target Cash Compensation for 2013 would remain unchanged from the Aggregate Annual Target Cash Compensation for 2012 for the named executive officers.

While we have reviewed compensation data available on the executives in the peer group, we have not retained a compensation consultant to develop or review our policies and procedures with respect to executive compensation. Our compensation committee for 2013 was comprised of Leonard Forman, Jay C. Hoag and Robert Burke. Mr. Hoag, either personally or on behalf of his respective funds, represented substantial stockholders in our company. These compensation committee members reviewed and approved the compensation of our executive officers, relying in part on their substantial business experience.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the section of this Proxy Statement entitled “Compensation Discussion and Analysis”. Based on this review and discussion, the compensation committee has recommended to the board of directors that such section be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors

Jay Hoag, Chair

Leonard P. Forman

Robert Burke

Executive Officer Compensation

Summary Compensation Table

The following table sets forth the compensation earned for 2013, 2012 and 2011 for the following persons, whom we refer to as our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Greg Strakosch,	2013	600,000	—	0	2,000	602,000
Chairman and Chief Executive Officer	2012	600,000	2,496,000	28,489	2,000	3,126,489
	2011	600,000	—	134,111	2,000	736,111

Janice Kelliher	2013	250,000	140,600	0	2,000	392,600
Chief Financial Officer and Treasurer(4)	2012	250,000	333,200	9,827	2,000	595,027

Don Hawk,	2013	480,000	703,000	0	2,000	1,185,000
Executive Director(5)	2012	480,000	832,000	13,758	2,000	1,327,758
	2011	480,000	—	110,989	2,000	592,989

Kevin Beam,	2013	440,000	—	0	2,000	442,000
President(5)	2012	440,000	1,767,000	21,620	2,000	2,230,620
	2011	440,000	—	101,739	2,000	543,739

Michael Cotoia,	2013	440,000	—	0	2,000	442,000
Chief Operating Officer(5)	2012	440,000	1,767,000	21,620	2,000	2,230,620
	2011	300,000	—	92,491	2,000	394,491

(1)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of the stock awards granted to each officer during 2013, 2012 and 2011. See Note 10 to the consolidated financial statements in our Form 10-K for fiscal 2013 regarding assumptions underlying the valuation of equity awards.
(2)	The amounts reported in this column reflect bonus payments made to our named executive officers under our 2013 Bonus Plan.
(3)	These amounts represent matching 401(k) contributions.
(4)	Ms. Kelliher was not a named executive officer in 2011, but was named the Company’s interim Chief Financial Officer on March 16, 2012 and was appointed Chief Financial Officer and Treasurer on May 4, 2012.
(5)	Mr. Hawk, Mr. Beam and Mr. Cotoia’s titles changed on January 1, 2012.

Fiscal 2013 Grants of Plan-Based Awards

RSU awards entitle the recipient to receive shares of common stock to be delivered at the time the RSUs vest subject to any deferral plan that a named executive officer may elect to put in place. RSU awards to our named executive officers generally vest in annual installments over four years, subject to the specific grant terms detailed above. Upon termination of employment, except as provided under the respective executive’s employment agreement as specified below, unvested RSUs automatically terminate and will be forfeited. Until shares of common stock are delivered generally, at the time the RSUs vest (unless delivery thereof is deferred), the holder has no rights as a stockholder with respect to the shares subject to such RSUs, including voting rights and the right to receive dividends or dividend equivalents. The rights and interests in the RSUs may not be sold, assigned, encumbered or otherwise transferred except, in the event of death, by will or by the laws of descent and distribution. In the event the executive’s employment with us is terminated by reason of death or disability or by us for a reason other than cause (as defined in the applicable named executive officer’s employment agreement), then the number of RSUs which will be vested will be determined in accordance with the applicable executive’s employment agreement (as summarized below).

Stock options if granted to our executives typically vest as follows: 25% of the number of shares covered by the option on the first anniversary of the date of grant and 6.25% of the number of shares covered by the option for the twelve quarters thereafter. The term of the options is between six and ten years. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Fiscal Year 2013 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) Target ($)	All Other Stock Awards: Number of Shares of Stock or Units(2)			Grant Date Fair Value of Stock and Stock Option Awards ($)(3)

Greg Strakosch	12/20/2013	145,000				—

Janice Kelliher	12/20/2013	50,000	20,000			140,600

Don Hawk	12/20/2013	70,000	100,000			703,000

Kevin Beam	12/20/2013	110,000	—	—	—	—
				—	—

Michael Cotoia	12/20/2013	110,000	—	—	—	—
			—	—	—	—

(1)	Reflects the target non-equity incentive plan award amounts under the 2014 Bonus Plan. For each of Messrs. Strakosch, Hawk, Beam and Cotoia and Ms. Kelliher, the amounts shown above reflect target award amounts for the full fiscal year. The amounts actually paid to Messrs. Strakosch, Hawk, Beam and Cotoia and Ms. Kelliher under the 2013 Bonus Plan are shown above in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
(2)	Represents a RSU award granted to the named executive officer.
(3)	Amounts in this column represent the grant date fair value of each award computed in accordance with FASB ASC 718. For a discussion of the assumptions underlying this valuation please see Notes 1 and 10 to our audited consolidated financial statements included in our 2013 Form 10-K. See also our discussion in our 2013 Form 10-K of stock-based compensation under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Policies and Use of Estimates—Stock-Based Compensation.”

See the section of this Proxy Statement entitled, “Potential Payments Upon Termination or Change in Control” for a description of the effect of a termination of employment and/or change in control on the vesting schedules of stock options and RSUs granted to our executive officers.

Outstanding Equity Awards at Fiscal 2013 Year-End

The following table summarizes the outstanding equity award holdings held by our named executive officers as of December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Greg Strakosch	250,000	—	5.04	12/17/2014
	500,000	—	7.36	9/27/2016	450,000	(2)	3,087,000

Janice Kelliher					57,500	(3)	394,450

Don Hawk	105,000	—	5.04	12/17/2014
	500,000	—	7.36	9/27/2016	250,000	(4)	1,715,000

Kevin Beam	12,500	—	2.72	1/9/2014
	62,500	—	5.04	12/17/2014
	375,000	—	7.36	9/27/2016	225,000	(5)	1,543,500

Michael Cotoia	2,188	—	7.36	11/2/2015
	1,407	—	7.36	4/18/2016
	62,500	—	7.36	9/27/2016	256,250	(6)	1,757,875

(1)	The value of the RSUs is based on $6.86, which was the closing price of the Company’s stock on December 31, 2013.
(2)	Mr. Strakosch’s restricted stock units vest evenly (150,000 per vesting date) on July 26, 2014, 2015 and 2016.
(3)	Ms. Kelliher’s restricted stock units vest as follows: 5,000 on January 10, 2014, 2015 and 2016; 7,500 on May 4, 2014, 2015 and 2016; 5,000 on December 20, 2014, 2015, 2016 and 2017.
(4)	Mr. Hawk’s restricted stock units vest as follows: 50,000 on July 26, 2014, 2015 and 2016; 25,000 on December 20, 2014, 2015, 2016 and 2017.
(5)	Mr. Beam’s restricted stock units vest as follows: 50,000 on January 10, 2014, 2015 and 2016; 25,000 on December 21, 2014, 2015 and 2016.
(6)	Mr. Cotoia’s restricted stock units vest as follows: 18,750 on January 10, 2014; 12.500 on December 16, 2014; 50,000 on January 10, 2014, 2015 and 2016; 25,000 on December 21, 2014, 2015 and 2016.

Option Exercises and Stock Vested During 2013

The following table sets forth the aggregate number of shares for which options were exercised, and the aggregate number of shares that vested for, our named executive officers in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Greg Strakosch	375,000	1,061,250	187,500	867,000
Janice Kelliher	—	—	12,500	56,875
Don Hawk	35,438	84,790	84,375	413,875
Kevin Beam	50,000	141,500	106,250	583,500
Michael Cotoia	—	—	114,062	630,685

(1)	Messrs. Beam, Cotoia and Hawk deferred receipt of RSUs that vested during 2013 of 56,250; 37,500; and 34,375 shares, respectively.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control

We have entered into employment agreements that may require us to make certain payments and/or provide certain benefits to our named executive officers in the event of a termination of employment or change in control. The following narrative and tabular disclosure summarizes the potential payments to each named executive officer assuming that one of the events described below occurs. The table assumes that the event occurred on December 31, 2013, the last day of the fiscal year.

Each named executive officer is a party to an employment agreement that entitles him or her to severance benefits if we terminate his or her employment without “cause”, if the executive officer terminates his or her employment for “good reason” or if his or her termination occurs due to his or her death or disability. For purposes of the employment agreements, “cause” means: (i) any act of fraud or gross misconduct; (ii) commission of a (x) felony or (y) misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or (iii) gross negligence or willful misconduct; and “good reason” means: (i) a material reduction of the executive’s salary and/or target bonus other than a reduction that is similar to the reduction made to the salary and/or target bonus of all other senior executives; (ii) a change in the executive’s responsibilities and/or duties which constitutes a demotion; (iii) relocation of the offices at which the executive is principally employed to a location more than 50 miles from such offices; (iv) our failure to pay amounts due under the employment agreement; or (v) failure of any successor in interest to the business to assume our obligations under the employment agreement.

In the event of a termination by us without cause, by the executive officer for good reason or as a result of the executive officer’s death or disability, the executive is entitled to a payment, in the case of Mr. Strakosch, equal to his annual salary and, in the case of Ms. Kelliher and Messrs. Beam, Cotoia and Hawk equal to nine months of their respective annual salaries. Additionally, in such event, each executive is entitled to (a) a payment of a portion of their annual targeted bonus equal to the greater of (i) 50% of such targeted amount and (ii) a pro-rated portion thereof based on the applicable period in the then-current fiscal year that has passed; (b) payment by us of all health and welfare benefits pursuant to the same financial arrangement as was in place prior to the termination for a period equal to, in the case of Mr. Strakosch, one year, and in the case of Ms. Kelliher and Messrs. Beam, Cotoia and Hawk, nine months and (c) acceleration of unvested option shares and RSU grants in an amount equal to an additional ten percent for each year of service with us. Additionally, a failure by us to renew the employment agreement (unless as a result of “cause”) is deemed to be a termination without cause, entitling the executive officer to his respective severance benefits.

In the event that the executive officer is terminated for cause or terminates his or her employment other than for good reason, the executive officer is not entitled to any of the foregoing severance benefits.

In the event of a change in control of us, all unvested options to purchase shares of our common stock and all unvested RSU grants become fully exercisable by each named executive officer. Under the terms of the named executive officers’ employment agreements “change in control” is defined as: (i) a merger or consolidation of us with or into any other corporation or other business entity (except one in which the holders of our capital stock immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of our board of directors, which we refer to as voting stock, of the surviving corporation); (ii) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of our assets; (iii) the acquisition by any person or any group of persons (other than us, any of our direct or indirect subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of us or any of our direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the voting stock as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, more than 50% of the combined voting power of the voting stock other than as a result of an acquisition of securities directly from us, or solely as a result of an acquisition of securities by us, which by reducing the number of shares of the voting stock outstanding increases the proportionate voting power represented by the voting stock owned by any such person to more than 50% of the combined voting power of such voting stock; (iv) a change in the composition of our board of directors following a tender offer or proxy contest, as a result of which persons who, immediately prior to such tender offer or proxy contest, constituted our board of directors shall cease to constitute at least a majority of the members of our board of directors; and (v) any liquidation, reorganization in bankruptcy, dissolution or winding up of us (whether voluntary or involuntary).

Payments upon a Triggering Event

The following table sets forth information regarding the amounts payable by us under employment and other agreements to each named executive officer in the event that such named executive officer is terminated by us without cause, such named executive officer terminates his or her employment for good reason, or as a result of such named executive officer’s death or disability; and in any such event, assuming such termination occurred on December 31, 2013.

Name	Salary ($)(1)	Bonus ($)(2)	Equity Payments ($)(3)	Healthcare Benefits ($)	Total ($)
Greg Strakosch	600,000	145,000	3,244,500	11,198	4,000,698
Janice Kelliher(4)	187,500	50,000	207,287	8,399	453,186
Don Hawk	360,000	70,000	901,250	13,231	1,344,481
Kevin Beam	330,000	110,000	811,125	8,399	1,259,524
Michael Cotoia	330,000	110,000	923,781	8,399	1,375,180

(1)	In the case of Mr. Strakosch, the amount is equal to his annual salary. In the case of Ms. Kelliher and Messrs. Beam, Cotoia and Hawk, the amount is equal to nine months of their respective annual salary.
(2)	The total bonus payments due upon a triggering event would be reduced by any bonus payments paid during the year.
(3)	Represents the number of shares of our common stock under option and RSU grants that would vest multiplied by the fair market value of common stock as of December 31, 2013 and, in the case of options, minus the related exercise price.
(4)	Ms. Kelliher is not currently covered by the Company’s health plans. $8,399 is the current value should she be covered in the future.

Upon a change in control only, Messrs. Strakosch, Beam, Cotoia and Hawk and Ms. Kelliher would be entitled to the acceleration of all unvested stock options and all unvested RSU grants. For Messrs. Strakosch, Hawk, Beam and Cotoia and Ms. Kelliher, this would result in the same equity payments as listed above.

Equity Compensation Plans

1999 Stock Option Plan. Our 1999 Stock Option Plan, as amended, was adopted by our board of directors and approved by our stockholders in September of 1999 and most recently amended on September 27, 2006. Our 1999 Stock Option Plan is administered by our compensation committee, which has full authority and discretion to interpret and apply the provisions of the 1999 Stock Option Plan. The 1999 Stock Option Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock and other stock based awards. Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 1999 Stock Option Plan.

As of December 31, 2013, there were 2,985,723 outstanding options under our 1999 Stock Option Plan to purchase shares of our common stock. In connection with the adoption of our 2007 Stock Option Plan, our board of directors determined not to make any further grants under the 1999 Stock Option Plan.

2007 Stock Option and Incentive Plan. Our 2007 Stock Option Plan, upon recommendation by our compensation committee, was adopted by our board of directors and approved by our stockholders in April 2007 and became effective on May 15, 2007. Our 2007 Stock Option Plan permits us to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards and other awards. We initially reserved 2,911,667 shares of our common stock plus any shares of our common stock that are represented by awards granted under our 1999 Stock Option Plan that expire, are cancelled or are terminated for issuance of awards under our 2007 Stock Option Plan. Our 2007 Stock Option Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each year, beginning on January 1, 2008, by the lesser of (a) 2% of the outstanding number of shares of common stock on the immediately preceding December 31 and (b) such lower number of shares as may be determined by our compensation committee. Generally, shares that are forfeited or canceled from awards under our 2007 Stock Option Plan also will be available for future awards. In addition, stock options returned to our 1999 Stock Option Plan, as of result of their expiration, cancellation or termination, are automatically made available for issuance under our 2007 Stock Option Plan. In December 2013, the compensation committee allowed for the automatic two percent increase of the number of shares reserved and available for issuance under our 2007 Stock Option Plan. As a result of this allowance and the forfeiture and termination of awards under our 1999 Stock Option Plan and our 2007 Stock Option Plan, as of December 31, 2013, there were 1,334,233 shares reserved and available for issuance under our 2007 Stock Option Plan.

Our 2007 Stock Option Plan is administered by our compensation committee. Our compensation committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2007 Stock Option Plan. All full-time and part-time officers, employees, directors and other key persons (including consultants and prospective employees) are eligible to participate in our 2007 Stock Option Plan.

The exercise price of stock options awarded under our 2007 Stock Option Plan may not be less than the fair market value of the common stock on the date of the option grant. Our compensation committee will determine at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and, subject to the provisions of our 2007 Stock Option Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised.

Stock appreciation rights may be granted under our 2007 Stock Option Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The compensation committee determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

Restricted stock and deferred stock awards may also be granted under our 2007 Stock Option Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by our compensation committee. The compensation committee may impose whatever conditions to vesting it determines to be appropriate. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture. Deferred stock awards are units entitling the recipient to receive shares of stock paid out on a deferred basis, and subject to such restrictions and conditions, as the compensation committee shall determine. Our compensation committee will determine the number of shares of restricted stock or deferred stock awards granted to any employee. Our 2007 Stock Option Plan also gives the compensation committee discretion to grant stock awards free of any restrictions.

Our compensation committee also may grant awards under our 2007 Stock Option Plan that are intended to be “qualified performance-based” compensation under Section 162(m) of the Internal Revenue Code. Dividend equivalent rights may also be granted under our 2007 Stock Option Plan. Dividend equivalent rights are awards entitling the grantee to current or deferred payments equal to dividends on a specified number of shares of stock. Dividend equivalent rights may be settled in cash or shares and are subject to other conditions as the committee shall determine. Unless our compensation committee provides otherwise, our 2007 Stock Option Plan does not generally allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

No awards may be granted under the 2007 Stock Option Plan after the tenth anniversary of the effective date of the 2007 Stock Option Plan and, in the case of incentive stock options, after April 20, 2017. In addition, our board of directors may amend or discontinue the 2007 Stock Option Plan at any time and our compensation committee may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder’s consent. Other than in the event of a necessary adjustment in connection with a change in our stock or a merger or similar transaction, our compensation committee may not “reprice” or otherwise reduce the exercise price of outstanding stock options.

As of December 31, 2013, under our 2007 Stock Option Plan, there were 1,481,525 outstanding options to purchase shares of our common stock and 3,177,501 outstanding RSU grants. Additionally, in lieu of the cash fees that were due and owing to our non-employee directors for 2013 under our board compensation program, we issued a total of 188,500 shares of our common stock under our 2007 Stock Option Plan.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our 1999 Stock Option Plan and our 2007 Stock Option Plan as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding option, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	7,644,749	$7.30	1,334,233
Equity compensation plans not approved by security holders	0	0	0

Total	7,644,749	$7.30	1,334,233

Compensation Committee Interlocks and Insider Participation

As indicated above, the compensation committee currently consists of Messrs. Hoag, Forman and Burke. . None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the members of our compensation committee who served in fiscal year 2013 has ever been one of our employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2014 (or such other date as indicated) for:

•	each person, entity or group whom we know to beneficially own more than 5% of our outstanding common stock;

•	each of our named executive officers, directors and our director- nominees; and

•	all of our executive officers, directors and our director-nominees as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Securities that may be beneficially acquired within 60 days of March 31, 2014, including shares subject to options exercisable within 60 days of March 31, 2014, and shares subject to RSUs scheduled to be delivered within 60 days of March 31, 2014, are deemed to be beneficially owned by the person or entity holding such securities for the purpose of computing ownership of such person or entity, but are not treated as outstanding for the purpose of computing the ownership of any other person or entity. Applicable percentage of beneficial ownership is based on 32,672,160 shares of common stock outstanding as of March 31, 2014.

Name and Address of Beneficial Owner(1)	Outstanding Shares	Right to Acquire Within 60 Days	Total Number Beneficially Owned	% of Common Stock Outstanding
5% Stockholders(2)
TCV V, L.P. and its related entities(3)	10,458,865	—	10,458,865	32.01%
Polaris Ventures Partners(4)	2,853,295	—	2,853,295	8.73%

Non-Employee Directors
Leonard P. Forman	88,710	92,500	181,210	0.55%
Jay C. Hoag(5)	10,533,718	17,500	10,551,218	32.23%
Robert Burke	31,652	2,500	34,152	0.00%
Roger M. Marino(6)	3,659,826	17,500	3,677,326	11.25%

Named Executive Officers
Greg Strakosch	1,451,446	750,000	2,201,446	6.73%
Janice Kelliher	17,500	7,500	25,000	0.00%
Don Hawk	266,251	613,750	880,001	2.69%
Kevin Beam	432,293	468,750	901,043	2.75%
Michael Cotoia	97,949	66,095	164,044	0.05%

All directors, director nominees and officers as a group (9 persons)	16,579,345	2,036,095	18,615,440	56.97%

(1)	Except as otherwise indicated, addresses are c/o TechTarget, Inc., 275 Grove Street, Newton, MA 02466.
(2)	Ownership percentages were obtained from schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2013.
(3)	Includes (i) 10,263,544 shares of common stock held by TCV V, L.P. (“TCV V”) and 195,321 shares of common stock owned by TCV Member Fund L.P. (“TCV Member Fund” and together with TCV V, the “TCV Funds”). Technology Crossover Management V, L.L.C. (“TCM V”) is the sole general partner of TCV V and a general partner of TCV Member Fund. The investment activities of TCM V are managed by Jay C. Hoag, a director of the company, Richard H. Kimball, John L. Drew, and Jon Q. Reynolds, Jr. (collectively, the “TCM Members”) who share voting and investment power with respect to the shares beneficially owned by the TCV Funds. TCM V and the TCM V Members disclaim beneficial ownership of the shares held by the TCV Funds except to the extent of their respective pecuniary interests therein. The address of the TCV Funds and TCM V is c/o Technology Ventures 528 Ramona Street, Palo Alto, California 94301.

(4)	Consists of 1,107,617 shares held by Polaris Venture Partners III, L.P., 28,759 shares held by Polaris Venture Partners Entrepreneurs’ Fund III, L.P., 17,513 shares held by Polaris Venture Partners Founders’ Fund III, L.P., 1,669,236 shares held by Polaris Venture Partners IV, L.P. and 30,170 shares held by Polaris Venture Partners Entrepreneurs’ Fund IV, L.P. The general partner for each of Polaris Venture Partners III, L.P., a Delaware limited partnership (“PVP III”), Polaris Venture Partners Entrepreneurs’ Fund III, L.P., a Delaware limited partnership (“Entrepreneurs’ III”), and Polaris Venture Partners Founders’ Fund III, L.P., a Delaware limited partnership (“Founders’ III”), is Polaris Venture Management Co. III, L.L.C., a Delaware limited liability company (“Polaris III”). Jonathan A. Flint (“Flint”), Terrance G. McGuire (“McGuire”) and Alan G. Spoon (“Spoon”) are the managing members of Polaris III. Polaris III, the general partner of each of PVP III, Entrepreneurs’ III and Founders’ III, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by PVP III, Entrepreneurs’ III and Founders’ III. Flint, McGuire and Spoon are the managing members of Polaris III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by PVP III, Entrepreneurs’ III and Founders’ III. The general partner for each of Polaris Venture Partners IV, L.P., a Delaware limited partnership (“PVP IV”), and Polaris Venture Partners Entrepreneurs’ Fund IV, L.P., a Delaware limited partnership (“Entrepreneurs’ III”), is Polaris Venture Management Co. IV, L.L.C., a Delaware limited liability company (“Polaris IV”). Flint, McGuire and Spoon are the managing members of Polaris IV. Polaris IV, the general partner of each of PVP IV and Entrepreneurs’ IV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by PVP IV and Entrepreneurs’ IV. Flint, McGuire and Spoon are the managing members of Polaris IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by PVP IV and Entrepreneurs’ IV. The address of PV III Funds, PV III, PV IV Funds and PVM IV is 1000 Winter Street, Waltham, Massachusetts 02451.
(5)	Includes (i) options to purchase 17,500 shares of common stock held by Jay C. Hoag, (ii) 6,050 shares of common stock held by Mr. Hoag but which TCV Management 2004, L.L.C. (“TCV Management 2004”) holds 100% of the pecuniary interest in, (iii) 48,873 shares of common stock held by TCV Management 2004, (iv) 10,263,544 shares held by TCV V, LP., and (v) 195,321 shares held by TCV Member Fund, L.P. Mr. Hoag has the sole power to dispose and direct the disposition of the 6,050 shares held by him as well as the options and any shares issuable upon the exercise of the options, and the sole power to direct the vote of the shares of common stock to be received upon exercise of the options. However, Mr. Hoag has transferred to TCV Management 2004 100% of the pecuniary interest in the 6,050 shares and such options and any shares to be issued upon exercise of such options. Mr. Hoag is a member of TCV Management 2004 but disclaims beneficial ownership of the 6,050 shares and the options and any shares to be received upon exercise of such options except to the extent of his pecuniary interest therein. Mr. Hoag may also be deemed to beneficially own the shares held by TCV V, L.P. and TCV Member Fund, L.P. (collectively, the “TCV Funds”). Please see footnote 3 for a discussion of the ownership of the TCV Funds. Mr. Hoag disclaims beneficial ownership of the shares held by the TCV Funds except to the extent of his pecuniary interest therein. The address for Mr. Hoag is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.
(6)	Consists of 3,184,883 shares held by Mr. Marino individually and 474,943 shares held by ROGRAM, L.L.C.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports in changes in ownership of our common stock and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during 2013. Our officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on reports furnished and written representations that no other reports were required, during the year ended December 31, 2013 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or not inconsistent with, our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of that entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in the entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction, and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Related Person Transactions

Since January 1, 2013 (the beginning of our most recently completed fiscal year), we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the compensation of our directors and executive officers, employment agreements and other agreements described above under “Director Compensation”, “Employment Agreements and Potential Payments Upon Termination or Change-in-Control” and “Executive Compensation”.

AUDIT COMMITTEE REPORT

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2013 and discussed them with our management and our independent registered public accounting firm.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the Company’s independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2013.

This audit committee report is not incorporated by reference into any of our previous or future filings with the SEC, unless any such filing explicitly incorporates this report.

By the audit committee of the Board of Directors of TechTarget, Inc.

Respectfully submitted,

Leonard Forman (Chair)

Roger Marino

Robert Burke

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm selected and recommended to stockholders for ratification for the fiscal year ended December 31, 2014 is BDO USA, LLP, or BDO. Representatives from BDO are not expected to be present at the Annual Meeting, and therefore will not be able to make a statement and will not be available to respond to appropriate questions.

Auditors’ Fees

The following table sets forth the aggregate fees for services billed to us by BDO, which served as our registered public accounting firm for the fiscal years ended December 31, 2013 and 2012.

Fee Category	2013	2012(2)
Audit fees(1)	$475,407	$523,014
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total fees	$475,407	$523,014

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Includes $87,000 from audit of our financial statements for 2011.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services (other than internal control-related services, which must be pre-approved by the full committee) to be provided to us by our independent registered public accounting firm, as well as to discuss with the independent auditor the matters required to be discussed by SAS 100. Any approval of services by the chairman of the audit committee pursuant to this delegated authority must be reported on at the next scheduled meeting of the audit committee.

AGENDA ITEM 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Although stockholder approval of our board of directors’ selection of BDO USA, LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our board of directors will reconsider the selection.

Our board of directors unanimously recommends a vote FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

AGENDA ITEM 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding vote, the compensation of our named executive officers as disclosed on pages 21 to 22.

This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse our executive pay practices. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. The goal for our executive compensation program is to motivate and retain highly-talented executives who are critical to the successful implementation of our strategic business plan.

We invite you to consider the details of our executive compensation program provided in the Summary Compensation Table and the tables and narrative discussion in this Proxy Statement. These will provide you with the valuation of the individual elements of our compensation program and allow you to view the trends in compensation for the years presented.

We request stockholder approval of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, which disclosures include the compensation tables and the narrative discussion following the compensation tables. As an advisory vote, this proposal is not binding upon our board of directors or us. However, we expect that our compensation committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The text of the resolution in respect of proposal no. 3 is as follows:

“Resolved, that the stockholders approve, in a non-binding vote, the compensation of the Company’s named executive officers as disclosed on pages 21 to 22 in the Proxy Statement relating to the Company’s Annual General Meeting of Stockholders to be held on June 20, 2014.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2015

With respect to any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, in order for such proposal to be included in the Proxy Statement for our Annual Meeting of Stockholders for 2015, it must be received by our Corporate Secretary at our principal office in Newton, Massachusetts, no later than December 24, 2014.

If you wish to present a proposal or a proposed director candidate at the 2015 Annual Meeting of Stockholders, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at the address noted below. We must receive this required notice not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2014 Annual Meeting. However, if the date of the 2015 Annual Meeting of Stockholders is advanced more than 30 days prior to or delayed by more than 30 days after the first anniversary of the 2014 Annual Meeting of Stockholders, then we must receive the required notice no earlier than the close of business on the 120th day prior to the 2015 Annual Meeting of Stockholders and no later than the close of business on the later of (1) the 90th day prior to the 2015 Annual Meeting of Stockholders or (2) the 10th day following the date public announcement of the date of such annual meeting is first made.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in your household unless we have received contrary instructions from one or more of the stockholders. We will promptly deliver a separate copy of Notice of Internet Availability of Proxy Materials, the proxy statement or annual report to you if you write to us at 275 Grove Street, Newton, MA 02466, Attention: Corporate Secretary, or call us at (888)274-4111. If you want to receive separate copies of our Notice of Internet Availability of Proxy Materials, proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Our board of directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting, including a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

GENERAL

The accompanying proxy is solicited by and on behalf of our board of directors, whose Notice of Annual Meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne directly by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone or by other means of communication by directors, officers and our other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 23, 2014, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO CORPORATE SECRETARY, TECHTARGET, INC., 275 GROVE STREET, NEWTON, MA 02466. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors,
/s/ W. ROBERT KELLEGREW, JR.

W. Robert Kellegrew, Jr.
Secretary, Vice President and General Counsel

Newton, Massachusetts

Dated: April 23, 2014

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 20, 2014.
Vote by Internet
• Go to www.envisionreports.com/TTGT
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Class I Directors	For	Withhold		For	Withhold

01 - Jay C. Hoag	☐	☐	02 - Roger M. Marino	☐	☐	+

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of BDO USA, LLP as the company’s independent registered public accounting firm for the fiscal year ended December 31, 2014.	☐	☐	☐	3.	Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01UCUA

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — TechTarget, Inc.

Annual Meeting of Stockholders – June 20, 2014

This Proxy Is Solicited on behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints, W. Robert Kellegrew, Jr. and Janice Kelliher, and each of them, with full power of subsititution and revocation, as Proxies to represent and vote as designated hereon all the shares of TECHTARGET, INC. (the “Company”) which the undersigned would be entitled to vote if personally present, at the Annual Meeting of Stockholders of the Company to be held at 2:00 p.m. local time, on Friday, June 20, 2014, at our corporate headquarters at 275 Grove Street, Newton MA 02466, and at any adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)